                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           EAGLE GEOPHYSICAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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

                            EAGLE GEOPHYSICAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               TO BE HELD TUESDAY

                                 APRIL 28, 1998

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Eagle Geophysical, Inc. (the "Company") to be held on Tuesday, April 28, 1998, at 9:00 a.m. at the Holiday Inn Crowne Plaza, 2222 West Loop South, Houston, Texas 77027, for the following purposes:

     1. To elect six directors to serve until the 1999 Annual Meeting;

     2. To approve the Eagle Geophysical, Inc. 1997 Stock Option Plan;

     3. To approve the performance-based compensation payable to Mr. Jay N. Silverman, President and CEO of the Company, under the Employment Agreement between the Company and Mr. Silverman;

     4. To approve the performance-based compensation payable to Mr. Paul A. Frame, a director of the Company, under the Bonus Agreement between the Company and Mr. Frame;

     5. To approve the appointment of Arthur Andersen LLP as independent certified public accountants for the Company for the year ending December 31, 1998; and

     6. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Only stockholders of record at the close of business on March 12, 1998, will be entitled to notice of and to vote at the meeting.

     Please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States, so that your shares will be represented at the meeting.

                                            By Order of the Board of Directors,

                                            RICHARD W. MCNAIRY
                                            Secretary

March 31, 1998
Houston, Texas

                            EAGLE GEOPHYSICAL, INC.
                      50 BRIAR HOLLOW LANE, 6TH FLOOR WEST
                               HOUSTON, TX 77027

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, April 28, 1998, at the Holiday Inn Crowne Plaza, 2222 West Loop South, Houston, Texas 77027, and at any adjournment of the meeting. The proxy may be revoked at any time before it is exercised by notice, in writing, to the Secretary of the Company, or by a later dated proxy delivered to the Secretary of the Company at any time before the voting, or by appearing at the meeting and voting in person. The proxy, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote or on which no specifications have been indicated will be voted (i) in favor of the nominees for members of the Board of Directors of the Company named in item 1 of the proxy, (ii) in favor of the Eagle Geophysical, Inc. 1997 Stock Option Plan,
(iii) in favor of the approval of the performance-based compensation payable to Mr. Jay N. Silverman, President and CEO of the Company, under the Employment Agreement between the Company and Mr. Silverman, (iv) in favor of the approval of the performance-based compensation payable to Mr. Paul A. Frame, a director of the Company, under the Bonus Agreement between the Company and Mr. Frame, and
(v) for approval of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.

     The Board of Directors has fixed the close of business on March 12, 1998, as the record date for the meeting. On that date, the Company had outstanding 8,489,000 shares of Common Stock. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or at any adjournment of the meeting. Each such stockholder will be entitled to one vote for each share held and may vote in person or by proxy authorized in writing.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. The election of directors will require the favorable vote of the holders of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Approval of (i) the Eagle Geophysical, Inc. 1997 Stock Option Plan, (ii) the performance-based compensation payable to Mr. Silverman, (iii) the performance-based compensation payable to Mr. Frame, and (iv) the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998, will require the favorable vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes have no effect on the election of directors since directors are elected by a plurality vote. With respect to the other proposals to be decided at the meeting, abstentions are counted as a vote against a proposal, and broker non-votes (and other limited proxies), although considered present for quorum purposes, are not considered part of the voting power present at the meeting with respect to that proposal.

     The principal executive offices of the Company are at 50 Briar Hollow Lane, 6th Floor West, Houston, Texas 77027. This proxy statement and the enclosed form of proxy are being sent to stockholders on or about April 2, 1998.

                             ELECTION OF DIRECTORS

     At the meeting, six directors are to be elected to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the six nominees named by the Board of Directors of the Company and listed below. If, by reason of death or other unexpected occurrence, one or more of these nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose.

        NAME           AGE             POSITION(S) WITH THE COMPANY              DIRECTOR SINCE
        ----           ---             ----------------------------              --------------
William L. Lurie.....  67    Chairman of the Board of Directors                       1997
Jay N. Silverman.....  45    Chief Executive Officer, President and Director          1997
Gerald M. Harrison...  44    Executive Vice President and Director                    1997
George Purdie........  42    Senior Vice President -- Offshore Operations and         1997
                               Director
Paul A. Frame........  51    Director                                                 1997
Paul G. Somerville...  50    Director                                                 1997

     William L. Lurie is the Chairman of the Board of Directors of the Company and Chairman of the Compensation Committee and Co-Chairman of the Audit Committee. Mr. Lurie was a director and a member of the Audit Committee of Seitel, Inc., the former parent corporation of the Company, from November 1995 to August 1997 and a member of the Compensation Committee of Seitel from July 1996 to August 1997. Mr. Lurie retired from such positions with Seitel at the time of the Company's initial public offering. He has been Co-Chairman of The Foundation for the Prevention & Early Resolution of Conflicts since April 1996. He was President of Prevention and Early Resolution of Conflicts, a consulting firm, from 1994 until April 1996. Mr. Lurie has been a Director of Minerals Technologies, Inc., a mining and minerals company listed on the New York Stock Exchange, since 1993 and is a member of its Compensation Committee. He was Executive Consultant to the Chairman of The Business Roundtable from 1993 to 1994, and was President of The Business Roundtable from 1984 to 1993. Prior to that time, Mr. Lurie was Vice President -- General Counsel of International Paper Company, a global paper and forest products company listed on the New York Stock Exchange. He has been a Director of Intersystems, Inc., a manufacturing company listed on the American Stock Exchange, since November 1995.

     Jay N. Silverman is the Chief Executive Officer and President and a Director of the Company. Mr. Silverman served as President of Eagle Geophysical Onshore, Inc. ("Eagle Onshore"), the Company's onshore crew operations subsidiary, since its formation in December 1996, and served as President of Seitel Geophysical Inc. ("SGI"), the Seitel subsidiary that formerly conducted the business now operated by the Company, from July 1993 until May 1997. From July 1993 until February 1996, he was Seitel's Vice President of Operations, and from August 1990 to July 1993, he was Seitel's Manager of Field Operations. From January 1988 to July 1990, Mr. Silverman was Vice President of Operations of East Coast Drilling and Boring, Inc., a private drilling company. Between August 1976 and January 1988, Mr. Silverman served as Crew Chief, Operations Supervisor and Manager for Western Geophysical Company.

     Gerald M. Harrison is the Executive Vice President and a Director of the Company. Mr. Harrison has been Chairman and Managing Director of Energy Research International, Exploration Holdings Ltd. and Horizon Exploration Ltd. (the "Horizon Companies") since 1993. The Company acquired the Horizon Companies, which conduct offshore seismic data acquisition operations, in connection with the Company's initial public offering in August 1997. From 1991 to 1993, Mr. Harrison was Managing Director of Simon-Horizon Limited and President and Chairman of Simon-Horizon Inc., predecessors of the Horizon Companies. From 1988 to 1990, Mr. Harrison was Operations Director of Simon-Horizon Limited, overseeing both onshore and offshore seismic operations. Between 1980 and 1990, Mr. Harrison served as Field Crew Manager and Manager of Domestic and International Operations for predecessor companies of the Horizon Companies.

     George Purdie is the Senior Vice President -- Offshore Operations and a Director of the Company. Mr. Purdie has been Operations Director of the Horizon Companies since 1993, and from 1990 to 1993 was Operations Director of Simon-Horizon Limited. From 1980 to 1989, he served in various onshore and offshore field management posts for predecessor companies of the Horizon Companies.

     Paul A. Frame has been a Director of the Company since its formation in December 1996 and is Chairman of the Executive Committee of the Company's Board of Directors. In addition to his duties as a director of the Company, Mr. Frame provides services to the Company relating to marketing the Company's services and expansion of the Company's business pursuant to a Bonus Agreement with the Company. Mr. Frame has been Chief Executive Officer of Seitel since July 1992, President of Seitel since January 1987 and a director of Seitel since May 1986. Mr. Frame was Executive Vice President of Seitel from January 1985 through January 1987 and was Vice President of Marketing of Seitel from August 1984 through January 1985.

     Paul G. Somerville has been a director of the Company since September 1997 and is the Co-Chairman of the Audit Committee. He has been Chief Executive Officer and President of Associated Pipeline Contractors, Inc., a private company located in Houston, Texas, engaged in the pipeline construction business, since 1985. Mr. Somerville is a Lifetime Vice President and past Treasurer of the Houston Livestock Show and Rodeo, and serves on the boards of several other charitable foundations.

     All directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

                               EXECUTIVE OFFICERS

     In addition to Messrs. Silverman, Harrison, Purdie and Frame, the Company has the following executive officers. Officers serve at the discretion of the Board.

     Richard W. McNairy CPA, is the Vice President -- Chief Financial Officer and Secretary of the Company. Mr. McNairy served as Vice President and Chief Financial Officer of Veritas DGC Inc. from February 1994 through March 1997, prior to which he was corporate controller of Halliburton Energy Services Group for three years and Vice President-Finance for its geophysical services subsidiary for the preceding two years. From 1974 to 1989, he was employed in various financial and operational management capacities with predecessor companies acquired by Halliburton.

     Neil A.M. Campbell is the Vice President -- International Finance of the Company. Mr. Campbell has been Finance Director, Chief Financial Officer, and Company Secretary of the Horizon Companies since 1993. Mr. Campbell served as Finance Director and Company Secretary of Simon-Horizon Limited from 1990 to 1993, and as Chief Accountant and Company Secretary of Simon-Horizon Limited and its predecessors from 1987 to 1990. Mr. Campbell served in various accounting positions for predecessors of the Horizon Companies from 1984 to 1987 and in various accounting positions for British Petroleum from 1972 to 1984.

     Sam Sloan was elected Vice President -- Onshore Operations of the Company in March 1998. Mr. Sloan has been Vice President -- Onshore Operations of Eagle Onshore since October 1997. Mr. Sloan was Manager of Geophysical Operations for Eagle Onshore from the time of its formation in December 1996 until October 1997, and served as Manager of Geophysical Operations of SGI from April 1993 until May 1997. Prior to that time, Mr. Sloan was a Data Acquisition Supervisor for SGI beginning in January 1992. From June 1989 to December 1991, Mr. Sloan was Vice President of Operations of Coastal Bend Exploration, Inc., a geophysical crew operations company, and from November 1976 to May 1989, he served as a Manager for Western Geophysical Company.

     David Saindon, CPA, is the Company's Chief Accounting Officer. Mr. Saindon was Assistant Controller of U.S. Delivery Systems, Inc., a subsidiary of Corporate Express, Inc., a company listed on The Nasdaq National Stock Market that distributes office supplies and related products, from July 1996 to July 1997. Mr. Saindon was an auditor with Arthur Andersen LLP from December 1991 to June 1996.

           BOARD OF DIRECTORS, COMMITTEES AND ATTENDANCE AT MEETINGS

     During 1997, the Company's Board of Directors held three meetings. All of the directors of the Company attended at least 75% of the total number of meetings of the Board of Directors and of meetings held by all committees of the Board on which he served during 1997.

     The Board of Directors has a standing Audit Committee, Compensation Committee, and Executive Committee. The Board of Directors does not have a Nominating Committee, and nominees for Director are nominated by the full Board of Directors.

     During 1997, the Audit Committee was comprised of Messrs. Lurie and Somerville, the Company's two independent directors. The Audit Committee held one meeting during 1997. The functions of the Audit Committee are to engage and discharge independent auditors of the Company, review with the auditors and management the Company's policies and procedures with respect to internal auditing, accounting and financial control, review with the auditors, upon completion of their audit, their report or opinion on matters related to the performance of such audit, periodically meet with the Company's financial staff to discuss internal accounting and auditing procedures and the extent to which recommendations made by the internal staff or by the auditors have been implemented, and initiate, direct and supervise any investigations it deems necessary regarding the accounting and financial policies and controls of the Company.

     During 1997, Messrs. Frame and Lurie acted as the Executive Committee. The Executive Committee has the authority to exercise all of the powers of the Board of Directors in the management of the business and affairs of the Company, subject to certain limitations under the Delaware Business Corporation Law. The Executive Committee did not meet separately from the entire Board of Directors during 1997.

     During 1997, the Compensation Committee was comprised of Messrs. Lurie and Somerville. The Compensation Committee held one meeting during 1997. The functions of the Compensation Committee are to review and make recommendations to the Board of Directors on all matters of policy relating to the compensation of and benefits provided to executive management, approve the salaries and bonuses of executive management, and administer the Company's Stock Option Plan and other compensation plans approved by the Board of Directors.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Messrs. Lurie and Somerville, who are each independent directors of the Company. Neither of these individuals had any "interlock" relationship during 1997.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who beneficially own more than ten percent of the Company's Common Stock to report their ownership of and transactions in the Company's Common Stock to the Securities and Exchange Commission and The Nasdaq National Stock Market. Copies of these reports are also required to be supplied to the Company. The Company believes, based solely on a review of the copies of such reports received by the Company, that during 1997 its officers, directors and ten percent or greater stockholders complied with all applicable Section 16(a) reporting requirements.

                              BENEFICIAL OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of March 12, 1998, by (i) persons known to the Company to be beneficial owners of more than 5% of the Common Stock, (ii) each of the Company's directors (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group.

                 NAME AND ADDRESS                        AMOUNT AND NATURE OF
               OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP(1)(2)     PERCENTAGE OF CLASS
               -------------------                    ---------------------------    -------------------
EHI Holdings, Inc.(3).............................             1,520,000                    17.9%
  50 Briar Hollow Lane, 7th Floor West
  Houston, Texas 77027
William L. Lurie(4)...............................                    --                      --
Jay N. Silverman..................................                25,000                       *
Gerald M. Harrison................................               131,600                     1.6%
George Purdie.....................................               131,600                     1.6%
Paul G. Somerville(4).............................                   500                       *
Paul A. Frame.....................................                    --
Richard W. McNairy................................                 2,000                       *
Neil A.M. Campbell................................               131,600                     1.6%
All directors and executive officers
  as a group (10 persons).........................               422,300                     5.0%

---------------

 *  Less than 1%

(1) Except as otherwise noted, each named holder has, to the best of the Company's knowledge, sole voting and investment power with respect to the shares indicated.

(2) Includes shares that may be acquired within 60 days by any of the named persons upon exercise of any right.

(3) EHI Holdings, Inc. is a wholly-owned subsidiary of Seitel, Inc. Mr. Frame is the Chief Executive Officer and President and a Director of Seitel, Inc. As a result of this relationship, Mr. Frame may be deemed to be the beneficial owner of the shares owned by EHI Holdings, Inc., although Mr. Frame disclaims any such beneficial ownership, and no such beneficial ownership is reflected in this table.

(4) In addition, Messrs. Lurie and Somerville have deferred all or a portion of their director fees in stock appreciation units under the Company's Deferred Compensation Plan for Directors. Each such stock appreciation unit represents one share of Common Stock of the Company. As of March 12, 1998, Mr. Lurie had 1,576 units and Mr. Somerville had 473 units under the Deferred Compensation Plan.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each of the five most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the "Named Executive Officers"). The table sets forth such information only for the period from August 11, 1997 through December 31, 1997 for the Named Executive Officers other than Mr. McNairy, since these Named Executive Officers were compensated by other entities prior to completion of the Company's initial public offering on August 11, 1997. The table sets forth such information for Mr. McNairy from April 23, 1997, when he became an officer and employee of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                               ANNUAL COMPENSATION     COMPENSATION
                                               --------------------   --------------
                                                                          AWARDS          OTHER
                                                                      --------------      ANNUAL
                                                            BONUS     STOCK OPTIONS/   COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR   SALARY($)    ($)(1)       SARS(#)          ($)(2)
     ---------------------------        ----   ---------   --------   --------------   ------------
Jay N. Silverman......................  1997   $100,326    $224,327      150,000         $ 3,285
  Chief Executive Officer and
     President
Paul A. Frame.........................  1997         --    $160,592      100,000         $12,146
  Chairman of the Executive Committee
Richard W. McNairy....................  1997   $103,125    $ 55,000       50,000              --
  Vice President -- Chief Financial
     Officer
Gerald M. Harrison....................  1997   $ 82,629    $ 41,294       75,000              --
  Executive Vice President
George Purdie.........................  1997   $ 79,694    $ 39,828       75,000              --
  Senior Vice President -- Offshore
     Operations
Neil A.M. Campbell....................  1997   $ 79,694    $ 39,828       75,000              --
  Vice President -- International
     Finance

---------------

(1) Includes bonuses based on the Company's profit margin for its onshore business and the Company's pre-tax profits for Mr. Silverman. Includes bonuses based on increases in the Company's revenues over its prior year's revenues and on the Company's net after-tax profits for Mr. Frame. Includes bonuses based on the Company's profit margin for its offshore business for Messrs. Harrison, Purdie and Campbell. Includes an incentive bonus payable at the discretion of the Board of Directors for Mr. McNairy.

(2) Includes term life insurance premium of $1,904 and 401(k) contributions of $1,381 for Mr. Silverman and director fees and meeting fees of $12,146 for Mr. Frame.

     The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 1997 to each of the Named Executive Officers.

                           OPTION/SAR GRANTS IN 1997

                                         INDIVIDUAL GRANTS
                       ------------------------------------------------------
                                        PERCENT                                         POTENTIAL REALIZABLE VALUE
                        NUMBER OF       OF TOTAL                                        AT ASSUMED ANNUAL RATES OF
                        SECURITIES    OPTIONS/SARS                                       STOCK PRICE APPRECIATION
                        UNDERLYING     GRANTED TO     EXERCISE                              FOR OPTION TERM(4)
                       OPTIONS/SARS    EMPLOYEES       OR BASE     EXPIRATION   -------------------------------------------
        NAME            GRANTED(#)      IN 1997      PRICE($/SH)      DATE      0 PERCENT($)   5 PERCENT($)   10 PERCENT($)
        ----           ------------   ------------   -----------   ----------   ------------   ------------   -------------
Jay N. Silverman.....   150,000(1)       19.7%         $17.00       08/15/07         $0         $1,603,681     $4,064,043
Paul A. Frame........   100,000(2)       13.1%         $17.00       08/15/07         $0         $1,069,121     $2,707,362
Richard W. McNairy...    25,000(1)        3.3%         $17.00       08/15/07         $0         $  267,280     $  677,341
                         25,000(3)        3.3%         $18.50       09/04/07         $0         $  290,864     $  737,106
Gerald M. Harrison...    75,000(1)        9.8%         $17.00       08/15/07         $0         $  801,841     $2,032,022
George Purdie........    75,000(1)        9.8%         $17.00       08/15/07         $0         $  801,841     $2,032,022
Neil A.M. Campbell...    75,000(1)        9.8%         $17.00       08/15/07         $0         $  801,841     $2,032,022

---------------

(1) These options were granted under the Company's 1997 Stock Option Plan and are exercisable starting 12 months after the grant date of August 15, 1997, with 33% of the options granted becoming exercisable on each anniversary of grant, and full vesting occurring on the third anniversary date. The options were granted for a term of 10 years, subject to certain events related to termination of employment.

(2) These options were granted under the Company's 1997 Stock Option Plan and are exercisable on August 15, 2002, the fifth anniversary of grant, subject to earlier vesting of one-third of such options when the Company's gross revenues reach $150,000,000, $175,000,000 and $200,000,000, respectively, if the

     Company's net after-tax profits are at least 4% of gross revenues for the fiscal year when such target is attained. The options were granted for a term of 10 years.

(3) These options were granted under the Company's 1997 Stock Option Plan and are exercisable starting 12 months after the grant date of September 4, 1997, with 33% of the options granted becoming exercisable on each anniversary of grant, and full vesting occurring on the third anniversary date. The options were granted for a term of 10 years, subject to certain events related to termination of employment.

(4) The values shown are based on the indicated assumed annual rates of appreciation compounded annually. The actual value an executive may realize will depend on the extent to which the stock price exceeds the exercise price of the options or warrants on the date the option or warrant is exercised. Accordingly, the value, if any, realized by an executive will not necessarily equal any of the amounts set forth in the table above. These calculations are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

     The following table sets forth certain information with respect to unexercised options held at December 31, 1997, by each of the Named Executive Officers. None of such options were in-the-money at December 31, 1997. None of the Named Executive Officers exercised any options during the year ended December 31, 1997.

                    AGGREGATED OPTION/SAR EXERCISES IN 1997
                         AND 12/31/97 OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED
                                                                    OPTIONS/SARS AT
                                                                      12/31/97(#)
                                                              ----------------------------
                            NAME                              EXERCISABLE    UNEXERCISABLE
                            ----                              -----------    -------------
Jay N. Silverman............................................       0            150,000
Paul A. Frame...............................................       0            100,000
Richard McNairy.............................................       0             50,000
Gerald M. Harrison..........................................       0             75,000
George Purdie...............................................       0             75,000
Neil A.M. Campbell..........................................       0             75,000

     The following table sets forth certain information with respect to the pension plan maintained by the Company's English subsidiary Horizon Exploration Ltd. for its participating employees in the United Kingdom, including Messrs. Harrison, Purdie and Campbell.

                               PENSION PLAN TABLE

                                                            YEARS OF SERVICE
                                           ---------------------------------------------------
              REMUNERATION                   15         20         25         30         35
              ------------                 -------   --------   --------   --------   --------
$125,000.................................  $31,250   $ 41,667   $ 52,083   $ 67,500   $ 72,917
$150,000.................................  $37,500   $ 50,000   $ 62,500   $ 75,000   $ 87,500
$175,000.................................  $43,750   $ 58,333   $ 72,917   $ 87,500   $102,083
$200,000.................................  $50,000   $ 66,667   $ 83,333   $100,000   $116,667
$225,000.................................  $56,250   $ 75,000   $ 93,750   $112,500   $131,250
$250,000.................................  $62,500   $ 83,333   $104,167   $125,000   $145,833
$300,000.................................  $75,000   $100,000   $125,000   $150,000   $175,000

     The only Named Executive Officers who participate in this pension plan are Messrs. Harrison, Purdie and Campbell. The remuneration on which the pension benefits are based is the employee's final base annual salary, excluding bonuses and benefits. This annual salary for Messrs. Harrison, Purdie and Campbell is currently $221,000 (L134,000), $205,000 (L124,000), and $205,000 (L124,000),
respectively. The estimated credited years of service for purposes of the pension plan for Messrs. Harrison, Purdie and Campbell are 33 years, 30 years, and 18 years, respectively. The manner in which benefits are computed under the pension plan is generally one-sixtieth of final salary for each year of service, up to a maximum of forty-sixtieths of final salary.

EMPLOYMENT ARRANGEMENTS

     Messrs. Silverman and McNairy have employment agreements with the Company. The employment agreement with Mr. Silverman provides for an annual base salary of $260,000 and for a quarterly bonus equal to 25.0% of his base salary if the gross margin (revenues less all expenses except for depreciation, amortization, interest, taxes and overhead) for the onshore operations for such quarter is at least 17% and an incentive bonus of 4% or 5% of the Company's pre-tax profits (which percentage varies based on the Company's profit margin). The Company calculates all bonuses without taking into account the expenses of the bonuses paid to its officers and directors. The employment agreement with Mr. McNairy provided for an annual base salary of $150,000, which was raised by the Board of Directors upon the recommendation of the Compensation Committee to $200,000 effective January 1, 1998, and for an incentive bonus at the discretion of the Board of Directors equal to one-third of the base annual salary. Mr. Silverman's employment agreement is for an original term expiring August 10, 2000, and will automatically renew for successive one-year terms unless either party gives notice otherwise at least 90 days prior to expiration of the then-current term. Mr. McNairy's employment agreement will expire April 23, 1999. The employment agreement with Mr. Silverman contains a covenant not to compete during his employment with the Company or its subsidiaries, and for one year thereafter if the Company terminates his employment for cause or he terminates his employment without cause. In the event the Company terminates Mr. Silverman's employment without cause, as such term is defined in his employment agreement, the Company will be required to pay Mr. Silverman severance payments each year for two years equal to the average of his total cash compensation for the previous three years, to vest all options previously granted to Mr. Silverman that are not then vested, and to forgive outstanding indebtedness owed by Mr. Silverman to the Company relating to his purchase of 25,000 shares of Common Stock to the extent the value of such shares at the date of such termination is less than the outstanding indebtedness.

     Each of Messrs. Harrison, Purdie and Campbell have employment agreements with Exploration Holdings Ltd., a wholly-owned subsidiary of the Company. Such employment agreements, as amended, provide for base annual salaries of $221,000 (L134,000) for Mr. Harrison and $205,000 (L124,000) for Messrs. Purdie and Campbell. These employment agreements require the Company and the employee to give twenty-four months' advance notice of termination (other than for termination with cause). If the Company terminates the employment of Messrs. Harrison, Purdie or Campbell other than in accordance with the terms of such agreement (i.e., without giving twenty-four months advance notice, other than for termination with cause), the options to purchase 75,000 shares of Common Stock granted to such employee under the Company's Stock Option Plan at the time of the initial public offering will become fully vested, and the Company may be liable to such employee for breach of contract. The employment agreements provide for an annual incentive bonus equal to 50.0% of the annual base salary if performance criteria established by the Company are met (which criteria for the year ended December 31, 1997 were that the operating profit margin (revenues less cost of sales, expressed as a percentage of revenues) from the Company's offshore operations equal or exceed 24.0%), and provide for an additional incentive bonus of between 2.0% and 3.0% of the net after-tax profits of the Company from its offshore operations in excess of 5.0% of gross revenues from offshore operations. The employment agreements also provide for a bonus of 3% of the excess, if any, of net after-tax profits of the Company's offshore business for a fiscal year over the greater of (i) net after-tax profits of the Company's offshore business for the prior fiscal year or (ii) 5% of the gross revenues of the Company's offshore business for the prior fiscal year, if the Company's gross revenues from its offshore business increase by at least 20% as compared to the prior fiscal year and the net after-tax profits of the Company's offshore business equal or exceed 5% of gross revenues from its offshore business.

     In addition to the employment agreements with the Company's executive officers described above, Mr. Frame, who serves as a director of the Company and as Chairman of the Executive Committee of the Board of Directors, has a bonus agreement with the Company. In addition to his other duties as a director of the Company, the bonus agreement provides that Mr. Frame has responsibility for strategic planning, marketing, and domestic and international growth of the Company's business. The Board of Directors of Seitel, Inc., which owns approximately 17.9% of the outstanding shares of Common Stock of the Company, has agreed to allow Mr. Frame, who is the Chief Executive Officer and President of Seitel, to devote 20% of his time to the Company until December 31, 1999. Pursuant to the bonus agreement, the Company will pay Mr. Frame bonuses each year during the term of the bonus agreement equal to 1% of the increase in the Company's gross revenues for such year over the Company's gross revenues for the prior year (excluding revenues attributable to mergers and acquisitions in the year of such merger or acquisition unless it is the final year of the term of the bonus agreement) and 4% of the Company's net after tax profits in excess of its 1996 pro forma combined net after-tax profits of $0.8 million. The bonus agreement with Mr. Frame expires December 31, 1999. Mr. Frame also receives annual director fees and meeting fees as an outside director.

DIRECTORS' COMPENSATION

     Each director who is not also an employee of the Company (an "Outside Director") receives an annual director fee of $25,000 plus meeting fees of $2,500 for each meeting of the Board of Directors or committee thereof in which such director participates. If such Outside Director serves as Chairman of the Board of Directors, such director receives an annual director fee of $50,000 plus meeting fees. Outside Directors are also reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance of meetings of the Board of Directors or committees thereof. For purposes of directors' compensation, Mr. Frame is considered an Outside Director.

     The Company has established a Deferred Compensation Plan for Directors whereby each Outside Director may elect to defer cash compensation for annual director fees or meeting fees to a date subsequent to such director's death, retirement, disability or termination of services as a director. Earnings with respect to such deferred compensation may be calculated, at the election of the director, as if the amount deferred had been invested in Common Stock or as if the amount deferred had been invested in an account bearing interest at the prime rate minus 1.5%.

     Independent directors of the Company participate in the Independent Directors' Stock Option Plan (the "Directors' Option Plan"). An independent director for purposes of the Directors' Option Plan is a director who receives no compensation from the Company and its subsidiaries other than annual director fees, meeting fees, reimbursement of expenses and options under the Directors' Option Plan and has not, during the three months prior to any grant, been an employee of the Company or any of its subsidiaries. Messrs. Lurie and Somerville are the only current directors of the Company eligible to receive grants of options under the Directors' Option Plan. The Directors' Option Plan generally provides for an automatic grant of options to purchase 5,000 shares at an exercise price equal to the fair market value of the Common Stock on the date of grant to independent directors upon their initial election to serve as a director of the Company and upon each successive reelection to the Board of Directors. Options granted under the Directors' Option Plan become exercisable one year after the date of grant. All options expire at the earlier of five years after the date of grant, twelve months after the optionee ceases to serve as a director due to death, disability, or retirement at or after age 65, or 60 days after the optionee otherwise ceases to serve as a director of the Company. If a director ceases to serve as such for any reason other than death, disability, or retirement at or after age 65, the option may be exercised only if it was exercisable at the date of such cessation of service. Pursuant to the Directors' Option Plan, the Company granted Mr. Lurie, the Chairman of the Board of Directors, options to purchase 25,000 shares of Common Stock at an exercise price of $17.00/share. This grant, which was made on August 5, 1997, was in lieu of the grant of options generally provided under the Directors' Option Plan upon initial election to the Board. These options will vest in cumulative installments of one-third of the number of shares subject thereto on each of the first, second, and third anniversaries of the date of grant, and will expire on the tenth anniversary of the date of grant, subject to earlier expiration 12 months after Mr. Lurie ceases to be a director. Mr. Somerville was granted 5,000 options on September 4, 1997, when he was appointed to the Board, at an exercise price of $18.50/share.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Under the supervision of the Compensation Committee, the Company seeks to relate a significant portion of potential total executive compensation to the Company's financial performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus and stock-based benefits.

     Base compensation for the Named Executive Officers is intended to afford a reasonable degree of financial security and flexibility to those individuals who are regarded by the Company as acceptably discharging the levels and types of responsibility implicit in the various executive positions. Each Named Executive Officer has an employment contract or bonus agreement with the Company or one of its subsidiaries, all of which were entered into in connection with the Company's initial public offering. Under these agreements, Mr. Silverman, the Company's Chief Executive Officer and President, receives a base salary of $260,000, Mr. Harrison receives a base salary of $221,000 (L134,000), and Messrs. Purdie and Campbell receive base salaries of $205,000 (L124,000) each. Mr. McNairy received a base annual salary of $150,000 for the year ended December 31, 1997, which has been increased by the Board of Directors upon the recommendation of the Committee to $200,000 effective January 1, 1998. Mr. Silverman's base salary is increased annually in proportion to the increase in the consumer price index pursuant to his employment agreement, so that his base salary for 1998 will be $263,640. All other increases in base compensation are subject to the discretion of the Board of Directors and, to date, base compensation of the Named Executive Officers remains unchanged except for Mr. McNairy and Mr. Silverman. Mr. Frame does not receive a base salary, but does receive director fees.

     All of the Named Executive Officers other than Mr. Frame joined the Company in 1997 in connection with the Company's initial public offering. Mr. Silverman's contract was negotiated in the context of the existing parent/subsidiary relationship between Seitel and the Company while Mr. Silverman was an executive of Seitel. Mr. Frame's bonus agreement was also negotiated in the context of the existing parent/subsidiary relationship between Seitel and the Company while Mr. Frame was the Chief Executive Officer and President of Seitel. In addition, the employment agreements for Messrs. Harrison, Purdie and Campbell were negotiated in the context of the acquisition of Energy Research International from companies owned by Messrs. Harrison, Purdie and Campbell. In negotiating the base pay for the Named Executive Officers, consideration was given to the compensation plans of executives of other companies, the salary histories of each executive, and his past performance, credentials and experience, as well as his perceived future contribution to the Company.

     Annual bonuses are intended to reflect a policy of requiring a minimum level of Company financial performance before any bonuses are earned by the Named Executive Officers, with bonuses for achieving higher levels of performance generally tied to the level achieved. The employment agreements with Messrs. Silverman, Harrison, Purdie and Campbell and the bonus agreement with Mr. Frame provide formula bonuses based on specific financial performance goals, as described above under "Executive Compensation -- Employment Arrangements." Mr. McNairy's bonus is based on the Compensation Committee's subjective evaluation of his job performance. On the basis of these criteria, the following bonuses were paid to the Named Executive Officers for their fiscal 1997 performance: Mr. Silverman -- $224,327; Mr. Frame -- $160,592; Mr.
McNairy -- $55,000; Mr. Harrison -- $41,294; Mr. Purdie -- $39,828; and Mr.
Campbell -- $39,828.

     The Board of Directors is of the view that the periodic grant of stock options to its employees, including the Named Executive Officers, is calculated to align the employees' economic interests with those of stockholders and to provide a direct and continuing focus upon the goal of increasing stockholder value. The Board of Directors believes that stock options can be used to provide incentives to persons with experience and ability so that they will remain with the Company or its subsidiaries, and can be used to attract new employees whose services are considered valuable to the Company or its subsidiaries, by encouraging a proprietary interest by such persons in the development and financial success of the Company. The Company granted options covering an aggregate of 763,250 shares of the Common Stock to all officers, directors and employees of the Company during 1997, of which 525,000 were granted to the Named Executive Officers. The exercise prices for these options range from $17.00 to $18.50 per share, which represents 100% of market price on the date of grant.

                                            Respectfully submitted,

                                            William L. Lurie, Chairman
                                            Paul G. Somerville

                               PERFORMANCE GRAPH

     The following graph sets forth the cumulative total stockholder return for the Company's Common Stock as compared to the Nasdaq composite index and the Peer Group index, which was selected by the Company on an industry basis. The graph assumes an investment of $100 on August 6, 1997, when the Company's stock was first traded in a public market. Reinvestment of dividends is assumed in all cases.

                           COMPARATIVE TOTAL RETURNS*

          EAGLE GEOPHYSICAL, INC., NASDAQ COMPOSITE, AND PEER GROUP**
                (PERFORMANCE RESULTS THROUGH DECEMBER 31, 1997)

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                     PEERS              EGEO             NASDAQ
6-AUG-97                                                       100               100               100
29-AUG-97                                                      124               108                98
30-SEP-97                                                      150               104               103
31-OCT-97                                                      145                92                98
28-NOV-97                                                      138                85                99
31-DEC-97                                                      134                68                97

** Peer Group: 3-D Geophysical Inc., Dawson Geophysical Company, Universal
   Seismic Associates, Inc., Venture Seismic Ltd, and Veritas DGC Inc.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Prior to the Company's initial public offering in August 1997, the Company was a wholly-owned subsidiary of Seitel, Inc. As a result of the initial public offering and related transactions, Seitel now owns approximately 17.9% of the outstanding stock of the Company. Paul Frame, a Director of the Company and one of the Named Executive Officers, is also the Chief Executive Officer and President and a Director of Seitel.

     Prior to the Company's initial public offering, Seitel provided the Company with significant management functions and services, including treasury, accounting, tax, internal audit, legal, human resources and other support services. The Company was charged and/or allocated expenses of $818,000 for the period from January 1, 1997 to August 11, 1997, the date of consummation of the initial public offering. The costs of these services were directly charged and/or allocated using methods the Company believes were reasonable.

     In addition, Seitel advanced expenses on behalf of the Company prior to the initial public offering with respect to the Company's work for third-parties, including amounts attributable to taxes and allocable overhead relating to such third-party work. Pursuant to the Master Separation Agreement described below, the Company repaid Seitel $3,003,000, the amount of such advances relating to third-party work at the time of closing of the initial public offering.

     Seitel is a major customer of the Company. Prior to the initial public offering, revenues for services provided by the Company to Seitel were based on prices charged to unaffiliated third parties for similar work. The Company's revenues from work performed for Seitel were $18.5 million for the period from January 1, 1997 to August 11, 1997. These revenues included a profit. Prior to the consummation of the initial public offering, the Company declared and paid a dividend to Seitel of its receivable from Seitel for profits attributable to work performed for Seitel since formation of the Company's predecessors to the closing of the initial public offering, less taxes and allocable overhead attributable to such intercompany work. The amount of such dividend was $6.7 million.

     In July 1996, Seitel acquired 50% of the outstanding shares of Energy Research International, the parent company of the Horizon Companies, from Oliveira Limited, Dormera Limited, and Balmedie Limited, companies beneficially owned by Messrs. Harrison, Purdie and Campbell, respectively. Messrs. Harrison, Purdie and Campbell guaranteed the obligations of these companies for any breach of the representations, warranties and covenants made by such companies in connection with such transaction, which obligations will survive until July 1998. In connection with this acquisition, Seitel loaned $2 million to Energy Research International. In November 1996, Energy Research International repurchased a portion of these shares from Seitel, as a result of which Seitel's ownership was reduced to 19% of the outstanding shares of Energy Research International. Energy Research International issued a note for $2.7 million to Seitel in consideration of such repurchase of shares. Seitel contributed these shares of Energy Research International to the Company in May 1997. In connection with the Company's initial public offering, the Company acquired the remaining 81% interest in Energy Research International from Oliveira Limited, Dormera Limited, Balmedie Limited, and another entity in exchange for 600,000 shares of Common Stock of the Company. Messrs. Harrison, Purdie, and Campbell guaranteed the obligations of these companies for any breach of the representations, warranties and covenants made by such companies in connection with such transaction, which obligations will survive until August 1998. Messrs. Harrison, Purdie, and Campbell and such companies have agreed not to sell or otherwise dispose of any such shares of Common Stock before August 1998 or more than 50% of such shares of Common Stock before August 1999, except for the disposition of an aggregate of 180,000 of such shares pursuant to the exercise of over-allotment options in connection with the initial public offering or pledges of such shares pursuant to bona fide lending transactions.

     Prior to the Offering, a significant portion of the total seismic data acquisition services performed by the Horizon Companies were provided to Seitel. The Horizon Companies charged Seitel for these services at an amount believed by management of the Horizon Companies to be equal to amounts it would have charged unrelated third parties for such services. The revenues to the Horizon Companies from work performed for Seitel were $15.5 million for the period from January 1, 1997 to August 11, 1997.

     On July 23, 1997, Jay Silverman purchased 25,000 shares of Common Stock from the Company at $17.00 per share for a promissory note. Interest will accrue under such promissory note at a fixed rate of 6.0% per annum. Interest only is payable thereunder until September 2000, and thereafter Mr. Silverman will repay such promissory note in 60 equal monthly installments of principal and interest. Such promissory note is secured by a pledge of the 25,000 shares of Common Stock in favor of the Company. The maximum amount outstanding on such note during 1997 was $425,000, which was also the outstanding balance as of March 12, 1998.

     The Company and Seitel entered into a number of agreements for the purpose of defining their continuing relationship after the Company's initial public offering. These agreements were negotiated in the context of a parent-subsidiary relationship and therefore were not the result of negotiations between independent parties. The following is a summary of certain arrangements between the Company and Seitel.

     Master Separation Agreement. The Master Separation Agreement provided for the Company and Seitel to enter into a Sublease, a Registration Rights Agreement, a Tax Indemnity Agreement, an Employee Benefits Allocation Agreement and an Administrative Services Agreement. In addition, the Master Separa-tion Agreement required the Company to repay $7.7 million of indebtedness owed by the Company and its subsidiaries to Seitel (including the $2 million and $2.7 million notes payable to Seitel from Energy Research International described above) and to repay $16.7 million of indebtedness owed by the Company and its subsidiaries to third parties guaranteed by Seitel (or obtain the release of Seitel's guaranty) contemporaneously with the consummation of the initial public offering. The Company has repaid these amounts as required by the Master Separation Agreement. Under the Master Separation Agreement, Seitel and its subsidiaries and the Company and its subsidiaries have agreed to indemnify each other with respect to liabilities arising in connection with the operations of their respective businesses prior to and after the date of the Company's initial public offering, including any liabilities under the Securities Act with respect to the initial public offering. The Master Separation Agreement also provides for continued access by the Company to historical financial and operational information relating to the Company and its subsidiaries maintained by Seitel.

     Sublease. The Sublease between the Company and Seitel provides for the Company to lease its principal corporate offices, comprising approximately 7,600 square feet, from Seitel until August 15, 2000 at an annual rent of $85,000. The Sublease also provides for the Company to utilize certain shared office equipment, such as phone systems and central computer systems, for an additional charge. The Company paid Seitel an aggregate amount of approximately $25,000 under the Sublease for the period from August 15, 1997 to December 31, 1997.

     Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company has agreed to register the offer and sale by EHI Holdings, Inc. ("EHI"), a wholly-owned subsidiary of Seitel, on a delayed and continuous basis from time to time of the 1,520,000 shares of Common Stock owned by EHI at the expense of the Company. The Company has agreed to file a shelf registration statement on or before August 20, 1998 and to use its best efforts to secure the effectiveness of such shelf registration statement as soon as possible thereafter. EHI has agreed in the Registration Rights Agreement not to sell more than 50% of such shares pursuant to such registration statement prior to August 15, 1999. In addition, the Company has granted EHI the right to participate as a selling stockholder in future underwritten public offerings of the Company's Common Stock, subject to certain restrictions. The Company and EHI have each agreed to indemnify the other against, or to contribute to any losses arising out of, certain liabilities in connection with any such registration, including liabilities under the Securities Act.

     Tax Indemnity Agreement. Prior to the Company's initial public offering, the Company was a member of the Seitel affiliated group and filed its tax returns on a consolidated basis with such group. As a result of the initial public offering, the Company is no longer a member of the Seitel affiliated group. The Company and Seitel have entered into a Tax Indemnity Agreement to define their respective rights and obligations relating to federal, state and other taxes for periods before and after the initial public offering. Pursuant to the Tax Indemnity Agreement, the Company is required to pay Seitel (to the extent not already paid) its share of federal income taxes prior to the date of consummation of the initial public offering, and the Company is responsible for federal income taxes from its operations on and after the date of consummation of the initial public offering. Any subsequent refunds, additional taxes or penalties or other adjustments relating to the Company's federal income taxes for periods prior to the date of consummation of the initial public offering will be for the benefit of or be borne by Seitel. Similar provisions apply under the Tax Indemnity Agreement to other taxes, such as state and local income taxes.

     Employee Benefits Allocation Agreement. Seitel and the Company have entered into an Employee Benefits Allocation Agreement pursuant to which the Company has established its own 401(k) plan, into which Seitel has transferred those assets that were held in Seitel's 401(k) plan for the benefit of Company employees. Also pursuant to the Employee Benefits Allocation Agreement, the Company has established its own health and disability insurance and related plans to provide insurance coverage to Company employees. The Company assumed all obligations of Seitel with respect to vacation and severance for Company employees, and the parties have agreed to indemnify each other with respect to their obligations under the Employee Benefits Allocation Agreement.

     Administrative Services Agreement. Seitel and the Company entered into an Administrative Services Agreement pursuant to which Seitel provided the Company with administrative services, primarily accounting services, for a 90-day transition period to allow the Company adequate time to build an internal administrative staff. The Company paid Seitel an aggregate of $5,500 for these services from August 11, 1997 until expiration of this agreement on November 9, 1997, which was Seitel's actual cost of providing these services to the Company.

     In addition to the above-described transactions relating to periods prior to the initial public offering and agreements relating to the separation of the Company from Seitel, Seitel also continues to be a major customer of the Company's services. From the date of the consummation of the initial public offering through December 31, 1997, the Company's revenues attributable to work performed for Seitel was $15.7 million. As of March 12, 1998, Seitel had already contracted for services from the Company to be performed in 1998 totaling approximately $45 million. The Company believes that the services provided to Seitel since the date of the initial public offering are at prices equal to the prices the Company would have charged unrelated third parties.

                PROPOSAL TO APPROVE THE EAGLE GEOPHYSICAL, INC.
                             1997 STOCK OPTION PLAN

     General. The Company believes that stock options are an important tool for attracting, retaining and motivating key employees and directors by providing them incentives to enhance the growth and profitability of the Company. The Company believes that stock options can be used to provide incentives to persons with experience and ability so that they will remain with the Company or its subsidiaries, and can be used to attract new employees whose services are considered valuable to the Company or its subsidiaries, by encouraging a proprietary interest by such persons in the development and financial success of the Company.

     Background of the Option Plan. Prior to the Company's initial public offering, the Company adopted the Eagle Geophysical, Inc. 1997 Stock Option Plan (the "Option Plan"), which became effective upon consummation of the Company's initial public offering. This plan was adopted subject to approval by the Company's stockholders, and is therefore being submitted to stockholders for their approval at the annual meeting. If the Option Plan is not approved by stockholders, all options previously granted under the plan will be void.

     Summary of the Option Plan. The following summary of the Option Plan does not purport to be complete and is subject to, and is qualified in its entirety by, the Option Plan, a copy of which is attached hereto as Exhibit A.

     The purpose of the Option Plan is to provide directors, officers and other key employees and consultants of the Company and its subsidiaries with additional incentives by providing them with the opportunity to increase their ownership interest in the Company. The maximum number of shares of Common Stock that may be subject to awards granted under the Option Plan is 1,100,000 shares, which may be authorized and unissued shares, treasury shares or shares acquired by the Company for purposes of the Option Plan. Shares of Common Stock that are attributable to awards that have expired, terminated or been canceled or forfeited during any calendar year will be available for issuance or use in connection with future awards.

     The Compensation Committee or such other committee of the Board of Directors as may be appointed by the Board (the "Committee") will be empowered to administer the Option Plan. The Option Plan is currently administered by the Compensation Committee.

     Options granted under the Option Plan will be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or non-qualified stock options, as designated at the time of the grant of the options. If options granted under the Option Plan are not designated as incentive stock options or nonqualified stock options, they will be deemed to be incentive stock options to the extent they comply with the requirements of the Code applicable for incentive stock option treatment and as non-qualified options to the extent they do not satisfy such requirements.

     Any employee of the Company or a subsidiary, including directors who are not eligible to receive grants of options under the Directors Option Plan, will be eligible to receive grants of options under the Option Plan. Actual participation in the Option Plan will be determined in the sole discretion of the Committee.

     The exercise price for incentive stock options under the Option Plan shall not be less than 100% of the fair market value per share on the date of grant of such option. In the event that an incentive stock option is granted under the Option Plan to any person who, at the time such incentive stock option is granted, owns more than 10% of the total combined voting power of classes of shares of the Company or of any subsidiary of the Company (a 10% stockholder), then the exercise price of the incentive stock options shall not be less than 110% of the fair market value of the shares on the date such option is granted. Fair market value as used in the Option Plan means the closing sales price of Common Stock per share as reported in the Wall Street Journal as of the date of the grant. Pursuant to the terms of the Option Plan, there are no restrictions applicable to the exercise price of non-qualified stock options. Payment for the shares acquired upon exercise of an option under the Option Plan shall be made in cash or other property deemed acceptable by the Committee.

     Options granted under the Option Plan will be exercisable at such times, under such conditions (including, without limitation, performance criteria with respect to the Company and/or the optionee), in such amounts and during such period or periods as the Committee determines on the date of the grant of such options. Such options, however, shall not be exercisable after the expiration of ten years from the date such option is granted. In the case of an incentive stock option granted to a more than 10% stockholder, such incentive stock options shall not be exercisable after the expiration of five years from the date such incentive stock options are granted.

     The aggregate fair market value (determined as of the time an incentive stock option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by any participant during any calendar year, under the Option Plan and all of the Company's other plans, may not exceed $100,000. Any options granted in excess of this limit will be non-qualified options. No participant may be granted under the Option Plan in any calendar year options to purchase more than 250,000 shares of Common Stock.

     In general, if an optionee ceases to be an employee or director of the Company or its subsidiaries for reasons other than disability or death, he or she will have, with respect to incentive stock options, until the earlier of three months from the date of such termination or the date the option expires to exercise the option, to the extent the optionee was entitled to exercise the option on the date of termination. If an optionee is unable to continue to perform services for the Company or any of its subsidiaries as a result of disability, he or she will have until the earlier of 12 months from the date of such disability or the date the option expires to exercise the option, in whole or in part, to the extent the optionee was entitled to exercise the option on such date. In addition, the optionee must have been an employee since the date of grant and must be an employee on the date of disability to take advantage of this provision. These same rules apply to the exercise of options in the event of the death of an optionee. An option granted under the Option Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and will not be assignable by operation of law or subject to execution, attachment or similar process.

     The Option Plan will expire ten years after the date of consummation of the Offering. The Board may terminate the Option Plan at any time in its sole discretion. No options may be granted under the Option Plan after it is terminated. The termination of the Option Plan, or any amendment thereto, shall not affect any shares previously issued to a participant or any option previously granted under the Option Plan.

     The Option Plan will not be qualified under the provisions of Section 401(a) of the Code, and it is not intended to be subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     Participation in the Option Plan The following table sets forth certain information with respect to stock options granted pursuant to the Option Plan during 1997 to (i) the Named Executive Officers, (ii) all current executive officers as a group, and (iii) all employees, including all current officers who are not executive officers, as a group. The options shown below are not necessarily indicative of the number of options that may be granted in the future. As of March 12, 1998, a total of 774,500 options had been granted under the Option Plan, leaving 325,500 options available for future grants under the Option Plan.

                               NEW PLAN BENEFITS
                 EAGLE GEOPHYSICAL, INC. 1997 STOCK OPTION PLAN

                                                              OPTIONS
                                                              GRANTED
                            NAME                              IN 1997
                            ----                              -------
Jay N. Silverman............................................  150,000
  Chief Executive Officer and President
Paul A. Frame...............................................  100,000
  Chairman of the Executive Committee
Richard W. McNairy..........................................   50,000
  Vice President -- Chief Financial Officer
Gerald M. Harrison..........................................   75,000
  Executive Vice President
George Purdie...............................................   75,000
  Senior Vice President -- Offshore Operations
Neil A.M. Campbell..........................................   75,000
  Vice President -- International Finance
All Executive Officers as a Group...........................  582,500
All Non-Executive Officer Employees as a Group..............  180,750

     Federal Income Tax Consequences. The following is a brief description of the federal income tax consequences generally arising with respect to options that may be granted under the Option Plan.

     Incentive Stock Options. Certain options granted under the Option Plan are intended to be incentive stock options within the meaning of Section 422 of the Code. An option holder will not recognize taxable income upon the grant of incentive stock options under the Option Plan. In addition, an option holder will not recognize taxable income with respect to the excess of the fair market value of stock received on exercise of an incentive stock option over the exercise price under the Option Plan. The income tax treatment of any gain or loss recognized upon an option holder's disposition of shares received upon exercise of incentive stock options granted under the Option Plan depends on the timing of the disposition. If the option holder holds the shares received upon exercise of such incentive stock options for the longer of two years from the date such incentive stock option was granted or one year from the date of exercise, the difference (if any) between the amount realized from the sale of such shares and the holder's tax basis (i.e., generally the exercise price) will be taxed as long-term capital gain or loss.

     If an option holder disposes of the shares acquired upon exercise of an incentive stock option before the end of the applicable holding periods described above (i.e., he or she makes a "disqualifying disposition"), such holder may be deemed to be in receipt of taxable income in the year of the disqualifying disposition, depending on the selling price. If the selling price exceeds the fair market value of the stock on the date of exercise, the excess of the fair market value on the date of exercise over the exercise price will be taxable to the holder as ordinary income, and the excess of the selling price over the fair market value on the date of exercise will be taxable to the holder as capital gain. If the selling price exceeds the exercise price but not the fair market value of the stock on the date of exercise, the excess of the selling price over the exercise price will be taxable to the holder as ordinary income. If the selling price is less than the exercise price, the difference will be treated as capital loss.

     The Company is not entitled to a deduction for federal income tax purposes with respect to the grant or exercise of incentive stock options under the Option Plan or the disposition of shares acquired upon exercise of incentive stock options if the applicable holding periods have been met. In the event of a disqualifying disposition, however, the Company will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the holder, to the extent it is reasonable compensation.

     Non-Qualified Stock Options. Options granted under the Option Plan that are not incentive stock options within the meaning of Section 422 of the Code will be non-qualified stock options. An option holder will not realize taxable income upon the grant of non-qualified stock options. An option holder will recognize taxable ordinary income upon the exercise of non-qualified stock options equal to the amount that the fair market value of the underlying stock on the date of exercise exceeds the aggregate exercise price. The income tax treatment of any gain or loss realized upon an option holder's disposition of shares received upon exercise of non-qualified stock options depends on the timing of the disposition. If the option holder holds the shares received upon exercise of such non-qualified stock options for at least one year from the date of exercise, the difference (if any) between the amount realized from the sale of such shares and the holder's tax basis (i.e., generally the exercise price plus the amount of ordinary income recognized by the holder on exercise of the option) will be taxed as long-term capital gain or loss. If an option holder disposes of the shares acquired upon exercise of a non-qualified stock option within one year from the date of exercise of the option, such holder will generally recognize short term capital gain or loss.

     The Company is entitled to a deduction for federal income tax purposes with respect to the exercise of nonqualified stock options, but not the disposition of shares acquired upon exercise of such non-qualified stock options, in an amount equal to the ordinary income recognized by the option holder, to the extent it is reasonable compensation.

     THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR THE INFORMATION OF STOCKHOLDERS CONSIDERING HOW TO VOTE AT THE ANNUAL MEETING ONLY AND NOT AS A GUIDE TO PARTICIPANTS. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR DETERMINATION AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

            PROPOSALS TO APPROVE THE PERFORMANCE-BASED COMPENSATION
                     PAYABLE TO MESSRS. SILVERMAN AND FRAME

     As described above under "Executive Compensation -- Employment Arrangements," Mr. Jay N. Silverman, the President and Chief Executive Officer of the Company, is compensated by the Company pursuant to an employment agreement that was entered into in connection with the Company's initial public offering. As also described above, Mr. Paul A. Frame, a director of the Company and the President and Chief Executive Officer of Seitel, Inc., which owns 17.9% of the outstanding stock of the Company, is compensated by the Company pursuant to a bonus agreement that was entered into in connection with the Company's initial public offering. These agreements provide for bonuses to be paid to Messrs. Silverman and Frame based on the attainment of certain performance goals by the Company. Both Messrs. Silverman and Frame are Named Executive Officers of the Company. The Company is seeking stockholder approval of the performance-based compensation payable to Mr. Silverman under his employment agreement and to Mr. Frame under his bonus agreement to comply with the deductibility restrictions imposed by Section 162(m) of the Internal Revenue Code, as amended.

     Section 162(m) of the Code limits a company's ability to deduct for federal income tax purposes certain payments made to its Chief Executive Officer and the four other most highly compensated officers of the company under certain circumstances. Section 162(m) disallows deductions for amounts in excess of $1,000,000 per year paid to any of these officers unless such compensation is paid in accordance with performance goals established by the outside directors of the company, is approved by the stockholders of the company in advance of any such payments and the attainment of those performance goals is certified by the outside directors of the company prior to payment of any of those amounts. The performance-based compensation payable to Mr. Silverman under his employment agreement and to Mr. Frame under his bonus agreement is intended to qualify for deductibility under Section 162(m), subject to stockholder approval.

     There are special transition rules which apply to compensation paid to employees of subsidiaries of public companies which become separate publicly held corporations. These transition rules provide that compensa-tion payments pursuant to performance of goals set by the outside directors of a company before it becomes a separate publicly held company will not be subject to the Section 162(m) limitations and will not require stockholder approval during the transition period so long as the outside directors of the newly public company certify compliance with the performance goals prior to actual payment of the compensation. These transition rules postpone stockholder approval for compensation paid and stock options granted prior to the first regularly scheduled meeting of the stockholders of a new publicly held company that occurs more than 12 months after the date the corporation becomes a separate public company.

     Until August 11, 1997, the Company was a wholly-owned subsidiary of Seitel, Inc., a publicly held corporation. Prior to that date, the Compensation Committee of Seitel, Inc., which consisted exclusively of outside directors of Seitel, Inc., established the performance-based compensation goals contained in Mr. Silverman's employment agreement and Mr. Frame's bonus agreement as more particularly described below. In addition, the attainment of those performance goals has been certified to date by the Company Compensation Committee, which consists exclusively of outside directors. Since the Company became a separate public Company on August 11, 1997, the stockholder approval requirement of
Section 162(m) is not applicable to payments made prior to the first regularly scheduled stockholders meeting that occurs more than 12 months after the date the Company became a separate public Company. The annual meeting of the stockholders scheduled for April 28, 1998 will occur prior to the expiration of that 12-month period, consequently the transition rules would normally postpone the submission of these performance-based compensation arrangements for stockholder approval until the 1999 annual meeting of stockholders. However, the Company has decided to submit these performance-based compensation amounts for stockholder approval at the April 28, 1998 meeting.

     Mr. Silverman's employment agreement with the Company provides for an annual base salary of $260,000 (which is not considered performance-based compensation), adjusted annually for inflation, and for a quarterly bonus equal to 25.0% of his base salary if the gross margin (revenues less all expenses except for depreciation, amortization, interest, taxes and overhead) for the onshore operations for such quarter is at least 17%. The employment agreement also provides for the Company to pay Mr. Silverman an incentive bonus of 4% of the Company's pre-tax profits if the Company's profit margin is less than 10% and 5% of the Company's pre-tax profits if the Company's profit margin is 10% or greater. The Company calculates all bonuses without taking into account the expenses of the bonuses paid to its officers and directors. The amounts payable to Mr. Silverman for such bonuses in 1998 will be dependent upon the Company's financial performance during the year and therefore are currently indeterminable. However, Mr. Silverman received bonuses aggregating $224,327 under his employment agreement for the period from August 11, 1997 (the date of the Company's initial public offering and the date upon which Mr. Silverman's employment agreement became effective) through December 31, 1997.

     Mr. Frame, who serves as a director of the Company and as Chairman of the Executive Committee of the Board of Directors, is compensated by the Company pursuant to a bonus agreement with the Company. In addition to his other duties as a director of the Company, the bonus agreement provides that Mr. Frame has responsibility for strategic planning, marketing, and domestic and international growth of the Company's business. Pursuant to the bonus agreement, the Company will pay Mr. Frame bonuses each year during the term of the bonus agreement equal to 1% of the increase in the Company's gross revenues for such year over the Company's gross revenues for the prior year (excluding revenues attributable to mergers and acquisitions in the year of such merger or acquisition unless it is the final year of the term of the bonus agreement) and 4% of the Company's net after tax profits in excess of its 1996 pro forma combined net after-tax profits of $0.8 million. The bonus agreement with Mr. Frame expires December 31, 1999. The amounts payable to Mr. Frame for such bonuses in 1998 will be dependent upon the Company's financial performance during the year and therefore are currently indeterminable. However, Mr. Frame received bonuses aggregating $160,592 under his bonus agreement for the period from August 11, 1997 through December 31, 1997.

     Both Mr. Silverman's employment agreement and Mr. Frame's bonus agreement contain a provision that requires that any compensation payable under such agreement that would not be deductible by the Company pursuant to Section 162(m) will be deferred until such time as its payment would be deductible pursuant to
Section 162(m). Thus, if stockholders do not approve the above-described performance-based compensation payments, and if the total compensation payable to either Mr. Silverman or Mr. Frame that is subject to the deductibility cap provided in Section 162(m) exceeds $1,000,000, then such compensation that otherwise would have been payable in excess of such $1,000,000 limit will not be paid currently, but will be deferred, without interest, until such time as it can be paid without exceeding such $1,000,000 cap.

     Both Mr. Silverman's employment agreement and Mr. Frame's bonus agreement can be amended with the approval of a majority of the Board of Directors of the Company and of Mr. Silverman or Mr. Frame, as applicable. However, if the stockholders approve the above-described performance based compensation, any amendment to the bonus provisions of the applicable agreement would require stockholder approval in order to insure that future payments under the amended performance-based compensation arrangement would continue to be deductible under
Section 162(m) to the extent such bonuses exceed the $1,000,000 limitation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE PROPOSALS.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP as independent auditors for the Company for the year ending December 31, 1998, which appointment will be submitted for ratification at the meeting. Arthur Andersen LLP served as independent auditors to the Company in connection with the Company's initial public offering, and has served as independent auditors to the Company's former parent corporation, Seitel, Inc., since 1985. The Company has been advised that representatives of Arthur Andersen LLP will attend the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                           PROPOSALS BY STOCKHOLDERS

     Proposals that stockholders wish to include in the Company's proxy statement and form of proxy for presentation at the next Annual Meeting of Stockholders to be held in 1999 must be received by the Company at 50 Briar Hollow Lane, 6th Floor West, Houston, Texas 77027, Attention Richard W. McNairy, no later than November 27, 1998.

                                 MISCELLANEOUS

     The Board of Directors knows of no other matters that are to be brought before the meeting. However, if any other matters do come before the meeting, the persons named on the enclosed form of proxy or their substitutes will vote in accordance with their judgment in those matters.

     The cost of solicitation of proxies, including expenses in connection with preparing, assembling and mailing this proxy statement, will be borne by the Company. The solicitation will be made by mail and may also be made by officers or regular employees of the Company personally or by telephone or telegram. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners.

March 31, 1998
Houston, Texas

                                                                       EXHIBIT A


                             1997 STOCK OPTION PLAN
                            EAGLE GEOPHYSICAL, INC.

     Eagle Geophysical, Inc., a Delaware corporation (the "Company"), hereby establishes and adopts the following 1997 Stock Option Plan (the "Plan"):

                                   I. PURPOSE

     The Plan is intended as an employment incentive, to retain in the employment of the Company and its subsidiaries persons of experience and ability, to attract new employees whose services are considered unusually valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company.

                                II. DEFINITIONS

     As used in this Plan, the following words and phrases shall have the following meanings:

          (1) Board of Directors or "Board" shall mean the Board of Directors of the Company.

          (2) Code shall mean the Internal Revenue Code of 1986, as amended.

          (3) Committee shall mean the Compensation Committee of the Board or such other committee of the Board designated by the Board to administer the Plan as provided herein.

          (4) Company means Eagle Geophysical, Inc. and any successor thereto by merger, consolidation, liquidation or other reorganization which has made provision for adoption of the Plan and the assumption of the Company's obligations hereunder.

          (5) Eligible Employee shall mean any person who is employed by the Company or a Subsidiary, including, but not limited to, any employee who is also an officer and director of the Company or a Subsidiary, but not including any director who serves on the Committee.

          (6) Fair Market Value of a share of Common Stock of the Company shall mean the closing sales price per share of such stock as reported in the Wall Street Journal (or any other nationally recognized newspaper or other source should such price not be published in the Wall Street Journal) as of the applicable date.

          (7) Options shall mean the Incentive Stock Options and the Non-Qualified Stock Options granted from time to time under the Plan. If Options are not designated as Incentive Stock Options or Non-Qualified Stock Options at the time of grant, the number of Options granted which qualify for treatment as Incentive Stock Options under the Code will be Incentive Stock Options, and the remainder of such Options, if any, will be Non-Qualified Stock Options.

          (8) Participant shall mean an Eligible Employee who has been designated by the Committee to participate in the Plan.

          (9) Subsidiary shall mean any corporation to which the Company is a "parent corporation" as defined in Section 424(e) of the Code.

          (10) Incentive Stock Option shall mean a stock option granted under the Plan that is intended to be an incentive stock option within the meaning of Section 422 of the Code.

          (11) Non-Qualified Stock Option shall mean a stock option granted under the Plan that is not an incentive stock option within the meaning of
     Section 422 of the Code.

                                 III. DURATION

     The Plan will be effective upon consummation of the initial public offering of the Company's Common Stock (the "Effective Date"), subject to approval of the Plan by the Company's shareholders within twelve months after the Effective Date. No Option shall be granted pursuant to the Plan more than ten years after the Effective Date.

                               IV. ADMINISTRATION

     The Plan will be administered as follows:

COMMITTEE

     The Plan shall be administered by the Committee as it may be constituted by the Board from time to time. The Committee shall consist solely of two or more members of the Board who are outside directors within the meaning of Section 162(m) of the Code.

COMMITTEE POWERS

     The Committee shall be deemed to have and to be exercising all of the powers of the Board in the performance of any of the powers and duties delegated to it under the Plan, including, without limitation, the selection of Participants, the determination of the number of shares for which each Participant shall be granted an Option, and all other terms and conditions of each Option to the extent not inconsistent with the Plan. The Committee may from time to time establish eligibility requirements for participation in the Plan and rules for the administration of the Plan that are not inconsistent with the provisions and purposes of the Plan. The Committee shall have the authority, exercisable in its sole discretion, to grant various forms of Options containing such terms and conditions, consistent with the provisions of this Plan, as the Committee shall determine.

COMMITTEE ACTION

     A majority of the members of the Committee shall constitute a quorum. All action taken by the Committee at a meeting shall be by the vote of a majority of those present at such meeting, but any action may be taken by the Committee without a meeting upon written consent signed by all of the members of the Committee. Members of the Committee may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. The Committee shall appoint a secretary and shall keep minutes of its meetings, including those conducted by telephone conference.

COMMITTEE DETERMINATION CONCLUSIVE

     The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons. Without limiting the generality of the foregoing, the determination of the Committee as to whether a Participant has terminated his employment and the date thereof, or the cause to which termination of employment is attributable, shall be final, binding, and conclusive upon all persons.

COMMITTEE LIABILITY

     No member of the Committee or of the Board as a whole shall be liable to any person for any action taken or omitted in connection with the interpretation or administration of the Plan unless attributable to such member's own willful misconduct or lack of good faith.

EXPENSES OF ADMINISTRATION

     All expenses of administration of the Plan shall be borne by the Company, and no part thereof shall be directly charged against the Participants.

                         V. SHARES SUBJECT TO THE PLAN

     Subject to adjustment as provided in Section VIII hereof, a total of One Million One Hundred Thousand (1,100,000) shares of Common Stock of the Company (the "Shares") shall be subject to the Plan. The Shares shall consist of unissued shares or previously issued shares reacquired and held by the Company, and such number of shares shall be and is hereby reserved for sale for such purpose. Any of the Shares which remain unsold and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan. Should any Option expire or be canceled prior to its exercise, the Shares theretofore subject to such Option may again by subjected to an Option under the Plan.

                               VI. PARTICIPATION

     Participation in the Plan will be subject to the following:

ELIGIBILITY

     Employees of the Company or a Subsidiary who are in a position to materially contribute to the Company's or such Subsidiary's success shall be eligible for participation under the Plan. Eligible Employees shall include, but shall not necessarily be limited to, officers and directors of the Company or a Subsidiary. Members of the Board of Directors or the board of directors of a Subsidiary shall not be Eligible Employees solely by virtue of their being directors of the Company or such Subsidiary, but directors otherwise qualified shall be eligible to participate.

PARTICIPANTS

     The Committee shall determine and designate from time to time those management, professional and key employees of the Company and its Subsidiaries, including officers and directors active in capacities other than as directors only, to whom Options are to be granted and who thereby become Participants in the Plan. A designation of an Eligible Employee to participate shall not automatically entitle such Participant to participate with respect to future Options.

                              VII. PLAN OPERATION

     The Plan shall operate according to the following general guidelines:

TIME OF GRANTING OPTIONS

     Neither anything contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors or the stockholders of the Company nor any action taken by the Committee shall constitute the granting of any Option. The granting of an Option shall take place only when a written option agreement shall have been duly executed and delivered by or on behalf of the Company and the Participant to whom such Option has been granted. No Option shall be granted following the expiration of ten (10) years from the earlier of (i) the Effective Date of this Plan as stated in Article III, or (ii) approval of this Plan by the shareholders of the Company.

OPTION PRICE

     The purchase price of each Share placed under an Incentive Stock Option shall be determined by the Committee, but shall in no event be less than one hundred percent (100%) of the Fair Market Value of such Share on the date the Incentive Stock Option is granted. However, the purchase price of each Share placed under an Incentive Stock Option to a Participant who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary at the time of the grant shall be a least one hundred and ten percent (110%) of the Fair Market Value of such Share on the date the Option is granted. The purchase price of each Share placed under a Non-Qualified Stock Option shall be determined by the Committee, and may be less than, equal to, or greater than the Fair Market Value of such Share on the date the Non-Qualified Stock Option is granted.

OPTION PERIOD AND TERMS

     No Option shall be exercisable after the expiration of ten (10) years from the date such Option is granted. However, if the Participant to whom an Incentive Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary at the time such Incentive Stock Option is granted, such Incentive Stock Option shall not be exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted. Subject to the provisions of the Plan, the Committee shall determine the terms and conditions of each Option granted under the Plan, including the number of Shares covered by the Option, and the time or times of exercise of the Option (which may be for a term of up to ten (10) years from the date the Option is granted, or, in the discretion of the Committee, may be for a shorter term designated by the Committee). The Committee may provide that an Option shall not be exercisable for a designated period of time after grant. The Committee may provide that failure to exercise an Option as to the exercisable portion of the Option during a specific time shall constitute a forfeiture of the right to exercise such Option after termination of that time period. So long as consistent with the provisions of the Plan, the terms and conditions of any Option need not be the same as the terms and conditions of any other Option.

MAXIMUM ANNUAL AMOUNT PER EMPLOYEE

     The aggregate fair market value (determined as of the time the Incentive Stock Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this and any other plans of the Company or any Subsidiary) shall not exceed $100,000. In no event shall any Participant be granted under the Plan in any calendar year Options to purchase more than 250,000 Shares, subject to adjustment as provided in Section VIII hereof.

EXERCISE OF OPTIONS

     No Incentive Stock Option may be exercised unless the Participant shall have been an employee of the Company or a Subsidiary at all times during the period beginning on the date of grant of the Option and ending on the day three
(3) months before the date of such exercise. However, if a Participant becomes disabled (within the meaning of Section 22(e)(3) of the Code) or dies, no Incentive Stock Option may be exercised by such Participant after such disability, or by the estate of such Participant or a person who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of such Participant, unless the Participant shall have been an employee of the Company or a Subsidiary at all times during the period beginning on the date of grant of the Incentive Stock Option and ending on the date one (l) year before the date of such exercise. Options may be exercised solely by the Participant during his lifetime, or after his disability by his legal representative on his behalf, or after his death by the personal representative of the Participant's estate or the person or persons entitled thereto under his will or under the laws of descent and distribution.

     The purchase price of the Shares as to which an Option is exercised shall be paid in full in cash and/or other property, including stock of the Company, as deemed acceptable by the Committee, at the time of the exercise. Without limiting the generality of the foregoing, the Committee shall have the power to establish procedures from time to time for Participants: (1) to pay the exercise price of an Option by withholding from the total number of Shares to be acquired upon exercise of an Option that number of Shares having a Fair Market Value equal to the aggregate exercise price; (2) to have withheld from the total number of Shares to be acquired, in the same manner as (1) above, the withholding obligation for federal and state income and other taxes; and (3) to exercise a portion of the Option by delivering already-owned shares of Common Stock of the Company in payment of the exercise price. A Participant shall not be or have any of the rights or privileges of a shareholder of the Company in respect of any Shares purchasable upon the exercise of any part of an Option unless and until certificates representing such Shares shall have been issued by the Company to such Participant.

USE OF PROCEEDS

     The proceeds received by the Company from the sale of stock pursuant to this Plan will be used for general corporate purposes.

                      VIII. CAPITAL CHANGES OF THE COMPANY

     In the event there is any change in the Common Stock of the Company through the declaration of stock dividends, or through recapitalization resulting in stock splits, or combinations or exchanges of shares, or any similar transactions, the number of Shares subject to Options previously granted and the number of Shares remaining available for Options and the price per Share of such Shares shall be appropriately adjusted by the Committee.

     In the event the Company shall be a party to any merger, consolidation or corporate reorganization, as the result of which the Company shall be the surviving corporation, the rights and duties of the Participants and the Company shall not be affected in any manner. In the event the Company shall sell all or substantially all of its assets or shall be a party to any merger, consolidation or corporate reorganization, as the result of which the Company shall not be the surviving organization, or in the event any other corporation may make a tender or exchange offer for stock of the Company (the surviving corporation, purchaser, or tendering corporation being hereinafter collectively referred to as the "purchaser," and the transaction being hereinafter referred to as the "purchase"), then the Board of Directors may, at its election, (i) reach an agreement with the purchaser that the purchaser will assume the obligations of the Company as to all outstanding Options; (ii) reach an agreement with the purchaser that the purchaser will convert each outstanding Option into an option of at least equal value as to stock of the purchaser; or (iii) not later than thirty (30) days prior to the effective date of the purchase, notify all Participants that their Options are accelerated and afford to each Participant a right for ten (10) days after the date of such notice to exercise any then unexercised portion of all Options held by him whether or not such Options shall then be exercisable under the terms of the Plan or his option agreement; and within such ten day period, each such Participant may exercise any portion of any Option as he may desire.

                            IX. LIMITATION OF RIGHTS

     Participation in this Plan is subject to certain limitations:

LIMITATIONS

     Nothing in this Plan shall be construed to:

          (1) give any employee of the Company or a Subsidiary any right to be designated a Participant herein, other than in the sole discretion of the Committee;

          (2) give a Participant any rights whatsoever with respect to Shares until Options are exercised and Shares are issued to the Participant;

          (3) give a Participant or any person any interest in any fund or in any specific asset or assets of the Company;

[SIDE A OF PROXY CARD]

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                            EAGLE GEOPHYSICAL, INC.

                                 APRIL 28, 1998

Please Detach and Mail in the Envelope Provided

[X]  Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING MATTERS:

1.       To elect six directors to serve             FOR            WITHHOLD
         until the 1999 Annual Meeting.              [ ]              [ ]

To withhold authority to vote for any nominee(s), print name(s) below.

--------------------------------------------------------------------------------

Nominees:        William L. Lurie
                 Jay N. Silverman
                 Gerald M. Harrison
                 George Purdie
                 Paul A. Frame
                 Paul G. Somerville

2.       Proposal to approve the Eagle Geophysical, Inc. 1997 Stock Option
         Plan;

                  FOR              AGAINST             ABSTAIN
                   [ ]                [ ]                 [ ]

3. Proposal to approve the performance-based compensation payable to Mr. Jay N. Silverman, President and CEO of the Company, under the Employment Agreement between the Company and Mr. Silverman;

                  FOR              AGAINST             ABSTAIN
                   [ ]                [ ]                 [ ]

4. Proposal to approve the performance-based compensation payable to Mr. Paul A. Frame, a director of the Company, under the Bonus Agreement between the Company and Mr. Frame;

                  FOR              AGAINST             ABSTAIN
                   [ ]                [ ]                 [ ]

5. Proposal to approve the appointment of Arthur Andersen LLP as independent certified public accountants for the Company for the year ending December 31, 1998; and

                  FOR              AGAINST             ABSTAIN
                   [ ]                [ ]                 [ ]

6. To transact such other business as may properly come before the meeting or any adjournment of the meeting.


Check this box if duplicate Annual Reports to Stockholders are sent to your
address and you do not need a personal copy sent to you. [    ]

SIGNATURE(S)                                       DATE
                                                                       , 1998
--------------------------------------------       --------------------
Note: (Please sign your name exactly as
it appears on the proxy. When signing
as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner should sign the proxy.)

[SIDE B OF PROXY CARD]

                            EAGLE GEOPHYSICAL, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 28, 1998

The undersigned hereby appoints WILLIAM L. LURIE and JAY N. SILVERMAN, and each of them, with full power of substitution, proxies to vote all stock of Eagle Geophysical, Inc. owned by the undersigned at the Annual Meeting of Stockholders April 28, 1998 and any adjournment of the meeting, on the items of business set forth on the reverse side and on such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THE UNDERSIGNED FAILS TO SPECIFY HOW THE PROXY IS TO BE VOTED, IT WILL BE VOTED FOR THE ELECTION OF THESE DIRECTORS AND FOR PROPOSALS 2, 3, 4 AND 5.

                        (TO BE SIGNED ON REVERSE SIDE)

-----------  SEE REVERSE SIDE -----------